AMERIANA NEWS RELEASE


                          [AMERIANA BANCORP LETTERHEAD]


                                                Contact:   Paul W. Prior
                                                           Chairman of the Board
                                                           (765) 529-2230

        HARRY J. BAILEY RETIRES AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ---------------------
                  JEROME J. GASSEN APPOINTED TO SUCCEED BAILEY

NEW CASTLE, Ind. (June 1, 2005) - Ameriana Bancorp (NASDAQ/NM: ASBI) today announced that Harry J. Bailey retired as President and Chief Executive Officer and a Director of the Company and its wholly owned subsidiary, Ameriana Bank and Trust SB. Bailey has been with Ameriana since 1984 and a director since 1987. He will remain a consultant to Ameriana for three years.

         Jerome J. Gassen has been appointed to succeed Bailey as President and Chief Executive Officer and as a member of the Board of Directors of the Company and the Bank.

         Paul W. Prior, Chairman of the Board of the Company said, "On behalf of our shareholders and customers, I would like to thank Harry for his many years of dedicated service to Ameriana. He has been instrumental in the success of the Company and I am grateful that he has agreed to provide us with his expertise as a consultant to ensure a smooth transition."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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